®

  Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Kelli Powers (314-694-4003)

MONSANTO COMPANY ADDS JON R. MOELLER TO BOARD OF DIRECTORS, APPROVES DIVIDEND INCREASE TO 30 CENTS PER SHARE

ST. LOUIS (August 3, 2011) – Monsanto Company (NYSE: MON) announced today the appointment of Jon R. Moeller to the company’s Board of Directors. Moeller is currently the chief financial officer for the Procter & Gamble Company (NYSE: PG).  Since joining P&G in 1988, Moeller has held a variety of positions in the company’s finance organization.  He was named vice president and treasurer in 2007 and chief financial officer in 2009.
Moeller’s appointment is effective immediately, and he will stand for election to the Board at the 2013 annual meeting of shareowners.  He will serve on the Audit and Finance Committee and the Science and Technology Committee.
 “On behalf of Monsanto, I am pleased to announce the appointment of Jon Moeller as an independent director to our Board,” said Hugh Grant, Monsanto’s chairman of the board, president and chief executive officer.  “His impressive experience with one of the world’s leading corporations has equipped him to bring valuable insight to our board on corporate and financial matters related to operating a complex global business.”
Moeller is a member of the Cincinnati Business Advisory Council of the Federal Reserve Bank of Cleveland as well as The Conference Board’s Council of Financial Executives and a lecturer at Cornell University’s Johnson Graduate School of Management.
The addition of Moeller to Monsanto’s board brings the number of directors to 11, with 10 independent directors. Additional information on Monsanto’s Board of Directors can be accessed at www.monsanto.com/directors.

Board approves dividend increase to 30 cents per share
The company also announced the Board of Directors declared an increase in the quarterly dividend on its common shares from 28 cents per share to 30 cents per share as part of its continuing commitment to return value to shareowners. The dividend relates to the company’s fourth quarter of its 2011 fiscal year. The dividend is payable on Oct. 28, 2011 to shareowners of record on Oct. 7, 2011.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

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